CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$968,000	$69.02

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated February 23, 2010 (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated September 14, 2009)	Registration No. 333-145845 Filed Pursuant to Rule 424(b)(2)

$968,000 80% Principal Protected Notes due February 28, 2012 Linked to the Performance of a Basket of Currencies Medium-Term Notes, Series A, No. F-131

Key Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Basket Initial Valuation Date:	February 23, 2010

Issue Date:	February 26, 2010

Basket Final Valuation Date:	February 23, 2012*

Maturity Date:	February 28, 2012* (resulting in a term to maturity of approximately 2 years)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A weighted basket consisting of the currency exchange rates between (i) the U.S. dollar and the New Taiwan dollar (the “USDTWD” currency exchange rate), (ii) the U.S. dollar and the Indonesian rupiah (the “USDIDR” currency exchange rate), (iii) the U.S. dollar and the Indian rupee (the “USDINR” currency exchange rate), (iv) the U.S. dollar and the Singaporean Dollar (the “USDSGD” currency exchange rate”), (v) the U.S. dollar and the South Korean won (the “USDKRW” currency exchange rate”), (vi) the U.S. dollar (the “USDUSD” currency exchange rate), (vii) the Euro (the “USDEUR” currency exchange rate) and (viii) the Japanese yen (the “USDJPY” currency exchange rate) (each a “currency exchange rate” and a “basket component”). The currency exchange rates for each reference currency, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate, which will be determined by the calculation agent in accordance with the following:

Basket Component	Weight	C(i) Initial (as defined below)
where the currency exchange rate is “USDTWD”, the New Taiwan dollar per U.S. dollar exchange rate; rate which appears on Reuters Screen TAIFX1 under the heading “Spot” at approximately 11 a.m. Taipei time;	1/5	32.0560

where the currency exchange rate is “USDIDR”, the Indonesian rupiah per U.S. dollar exchange rate; rate which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m. Singapore time;	1/5	9,318.00

where the currency exchange rate is “USDINR”, the Indian rupee per U.S. dollar exchange rate; rate which appears on Reuters Screen RBIB at approximately 2:30 p.m. Mumbai time;	1/5	46.1300

where the currency exchange rate is “USDSGD”, the Singapore dollar per U.S. dollar exchange rate; rate which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m. Singapore time;	1/5	1.4080

where the currency exchange rate is “USDKRW”, the Korean won per U.S. dollar exchange rate; rate which appears on Reuters Screen KFTC18 at approximately 3:30 p.m. Seoul time;	1/5	1,148.50

where the currency exchange rate is “USDUSD”, the value will be set to 1;	-1/3	1.00000

where the currency exchange rate is “USDEUR”, the Euro per U.S. dollar exchange rate; 1 divided by the rate which appears on Bloomberg page WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4 p.m. London time; and	-1/3	0.73689252

where the currency exchange rate is “USDJPY”, the Japanese Yen per U.S. dollar exchange rate; rate which appears on Bloomberg page WMCO1 to the right of the caption “JPY” under the caption “MID” at approximately 4 p.m. London time.	-1/3	90.20

Participation Rate:	100%

Payment at Maturity:	If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the Basket Performance is positive, negative or equal to 0%, you will receive the sum of (a) 100% of the principal amount of your Notes plus (b) the principal amount multiplied by the product of (i) the Participation Rate and (ii) the Basket Performance, subject to the Basket Performance Floor. Accordingly, your payment per $1,000 principal amount would be calculated as follows:

$1,000 + [$1,000 x (Basket Performance (subject to the Basket Component Floor))]

The Notes are not 100% principal protected, and you may lose up to 20% of your initial investment. Your principal is 80% protected only if you hold your Notes to maturity. You will lose up to 20% of the principal amount of your Notes if the Basket Performance is less than 0%.

Basket Performance:	The basket performance equals the weighted average of the percentage change (which may be positive, negative or equal to 0%) in the level of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date, subject to the basket performance floor. The basket performance will be calculated as follows:

C(i) Initial = the initial level (“initial level”) for each basket component is: 32.0560 with respect to USDTWD, 9,318.00 with respect to USDIDR, 46.1300 with respect to USDINR, 1.4080 with respect to USDSGD, 1,148.50 with respect to USDKRW, 1.00 with respect to USDUSD, 0.73689252 with respect to USDEUR and 90.20 with respect to USDJPY which, in each case, will be the reference level of each basket component on the basket initial valuation date;

C(i) Final = The reference level of each basket component on the basket final valuation date; and

W(i) = Weighting of each basket component, which is set forth above in “Reference Asset” for each basket component.

Basket Performance Floor:	-20%

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06740JRH5 and US06740JRH58

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

‡‡	If such day is not a scheduled trading day, then the initial valuation date will be the next succeeding scheduled trading day.

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	1.00%	99.00%
Total	$968,000	$9,680	$958,320

‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to 1.00% of the principal amount of the notes, or $10.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Performance	Payment at Maturity	Total Return on Notes
70.00%	$1,700.00	70.00%
60.00%	$1,600.00	60.00%
50.00%	$1,500.00	50.00%
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-10.00%	$ 900.00	-10.00%
-20.00%	$ 800.00	-20.00%
-30.00%	$ 800.00	-20.00%
-40.00%	$ 800.00	-20.00%
-50.00%	$ 800.00	-20.00%
-60.00%	$ 800.00	-20.00%
-70.00%	$ 800.00	-20.00%
-80.00%	$ 800.00	-20.00%
-90.00%	$ 800.00	-20.00%
-100.00%	$ 800.00	-20.00%

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual reference level or basket performance. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the reference levels of the basket components on the basket final valuation date relative to their reference levels on the basket initial valuation date. We cannot predict the basket performance.

The following examples illustrate the payment at maturity assuming an initial investment of $1,000 and that the reference levels of the basket components are as indicated. The examples also assume a participation rate of 100%.

Example 1: In this case, all Bullish Currencies strengthen and some Bearish Currencies strengthen. (This occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar).

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
Bullish Currencies
USDTWD	32.0560	30.1080	6.47%	0.20	1.29%
USDIDR	9,318.00	8,966.32	3.92%	0.20	0.78%
USDINR	46.1300	42.2522	9.18%	0.20	1.84%
USDSGD	1.4080	1.2202	15.39%	0.20	3.08%
USDKRW	1,148.50	1,127.10	1.90%	0.20	0.38%
Bearish Currencies
USDUSD	1.00	1.00	0.00%	-0.33	0.00%
USDEUR	0.73689252	0.704916063	4.54%	-0.33	-1.51%
USDJPY	90.20	87.92	2.59%	-0.33	-0.86%

Basket Performance					5.00%

Step 2: Calculate the payment at maturity.

In this example, all five Bullish Currencies (the New Taiwan Dollar, the Indonesia Rupiah, the Indian Rupee, the Singapore Dollar and the Korean Won) strengthen against the U.S. Dollar. Although two of the Bearish Currencies (the Euro and Japanese Yen) strengthen, overall, the Bullish Currencies strengthen against the Bearish Currencies resulting in a positive Basket Performance of 5.00%.

The payment at maturity is equal to the sum of (a) 100% of the principal amount of the Notes plus (b) the principal amount multiplied by the product of (i) Participation Rate and (ii) the Basket Performance (subject to the Basket Performance Floor), calculated as follows for each Note:

$1,000 + [$1,000 x (Participation Rate x Basket Performance (subject to the Basket Performance Floor)] =

$1,000 + [$1,000 x (100% x 5%)] = $1,050.00

Therefore, the payment at maturity is $1,050.00 per $1,000 principal amount of Notes, representing a 5% return on investment over the term of the Notes.

Example 2: In this case, all Bullish Currencies and two Bearish Currencies weaken. (This occurs when C(i)Final increases from C(i) Initial, with respect to each currency, reflecting a greater number of reference currency per U.S. dollar.)

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
Bullish Currencies
USDTWD	32.0560	35.1260	-8.74%	0.20	-1.75%
USDIDR	9,318.00	9364.81	-0.50%	0.20	-0.10%
USDINR	46.1300	54.9426	-16.04%	0.20	-3.21%
USDSGD	1.4080	1.7402	-19.09%	0.20	-3.82%
USDKRW	1,148.50	1186.42	-3.20%	0.20	-0.64%
Bearish Currencies
USDUSD	1.00	1.00	0.00%	-0.33	0.00%
USDEUR	0.73689252	0.817293812	-9.84%	-0.33	3.28%
USDJPY	90.20	91.92	-1.87%	-0.33	0.62%

Basket Performance					-5.61%

Step 2: Calculate the payment at maturity.

In this example, all five of the Bullish Currencies (the New Taiwan Dollar, the Indonesia Rupiah, the Indian Rupee, the Singaporean Dollar and the Korean Won) weaken relative to the U.S. Dollar. Although two of the Bearish Currencies weaken (the Euro and Japanese Yen), overall, the Bullish Currencies weaken against the Bearish Currencies resulting in a negative Basket Performance of -5.61%.

The payment at maturity is equal to the sum of (a) 100% of the principal amount of the Notes plus (b) the principal amount multiplied by the product of (i) Participation Rate and (ii) the Basket Performance, calculated as follows for each Note:

$1,000 + [$1,000 x (Participation Rate x Basket Performance (subject to the Basket Performance Floor)] =

$1,000 + [$1,000 x (100% x -5.61%)] = $943.90

Therefore, the payment at maturity is $943.90 per $1,000 principal amount of Notes, representing a -5.61% return on investment over the term of the Notes.

Example 3: In this case, certain Bullish Currencies strengthen and others weaken.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
Bullish Currencies
USDTWD	32.0560	28.0617	14.23%	0.20	2.85%
USDIDR	9,318.00	8966.31	3.92%	0.20	0.78%
USDINR	46.1300	53.8584	-14.35%	0.20	-2.87%
USDSGD	1.4080	1.8368	-23.35%	0.20	-4.67%
USDKRW	1,148.50	1146.87	0.14%	0.20	0.03%
Bearish Currencies
USDUSD	1.00	1.00	0.00%	-0.33	0.00%
USDEUR	0.73689252	0.816782989	-9.78%	-0.33	3.26%
USDJPY	90.20	91.91	-1.86%	-0.33	0.62%

Basket Performance					0%

Step 2: Calculate the payment at maturity.

In this example, although two of the Bearish Currencies weaken (the Euro and the Japanese Yen) and two of the Bullish Currencies (the New Taiwan Dollar and the Indonesian Rupiah) strengthen against the U.S. Dollar, the positive weighted performance of these basket components were offset by the decline in value of the Singaporean Dollar, the Korean Won and the Indian Rupee, resulting in a basket performance of 0%.

The payment at maturity is equal to $1,000 per $1,000 principal amount of Notes since the sum of (a) 100% of the principal amount of the Notes plus (b) the principal amount multiplied by the product of (i) Participation Rate and (ii) the Basket Performance equals 0% (calculated as follows for each Note):

$1,000 + [$1,000 x (Participation Rate x Basket Performance (subject to the Basket Performance Floor)] =

$1,000 + [$1,000 x (100% x 0%)] = $1,000.00

Therefore, the payment at maturity is $1,000 per $1,000 principal amount of Notes, representing a 0% return on investment over the term of the Notes.

Example 4: In this case, all Bullish Currencies weaken.

Step 1: Calculate the Basket Performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
Bullish Currencies
USDTWD	32.0560	50.1800	-36.12%	0.20	-7.22%
USDIDR	9,318.00	10958.82	-14.97%	0.20	-2.99%
USDINR	46.1300	58.7886	-21.53%	0.20	-4.31%
USDSGD	1.4080	2.5025	-43.74%	0.20	-8.75%
USDKRW	1,148.50	1384.15	-17.03%	0.20	-3.41%
Bearish Currencies
USDUSD	1.00	1.00	0.00%	-0.33	0.00%
USDEUR	0.73689252	0.919454375	-19.86%	-0.33	6.62%
USDJPY	90.20	79.93	12.85%	-0.33	-4.28%

Basket Performance					-24.34%

Step 2: Calculate the payment at maturity.

In this example, all five of the Bullish Currencies (the New Taiwan Dollar, the Indonesia Rupiah, the Indian Rupee, the Singaporean Dollar and the Korean Won) weaken relative to the U.S. Dollar. Although the value of the Euro declines significantly, the Japanese Yen and the value of the U.S. Dollar strengthen in value resulting in negative weighted performances for six of the eight basket components. The resulting basket performance is -24.34%, but because this percentage is less than the basket performance floor, the basket performance shall equal -20%.

The payment at maturity is equal to $1,000 per $1,000 principal amount of Notes since the sum of (a) 100% of the principal amount of the Notes plus (b) the principal amount multiplied by the product of (i) Participation Rate and (ii) the Basket Performance (subject to the Basket Performance Floor), calculated as follows for each Note:

$1,000 + [$1,000 x (Participation Rate x Basket Performance (subject to the Basket Component Floor))] =

$1,000 + [$1,000 x (100% x -20.00%)] = $800.00

Therefore, the payment at maturity is $800 per $1,000 principal amount of Notes, representing a -20% return on investment over the term of the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the basket final valuation date and the reference level of each basket component on the basket final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to access returns by entitling you to a return equal to the participation rate multiplied by the positive basket performance in the event that the basket performance is greater than 0%, in addition to the principal amount of your Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Preservation of Capital at Maturity—You will receive at least 80% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes should be treated as debt instruments subject to the special rules governing contingent payment debt obligations for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset (a ‘Basket’)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies or Based in Part on Currencies”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes are only 80% principal protected. The return on the Notes at maturity is linked to the weighted performance of the South Korean won, the Indian rupee, the Indonesian rupiah, the Singaporean dollar and the New Taiwan dollar (the “Bullish Currencies”), relative to the U.S. dollar, the Euro and the Japanese Yen (the “Bearish Currencies”) over the term of the Notes and will depend on the basket performance. Further, you may receive a lower payment at maturity than you would have received if you had invested in any of the basket components directly. You may lose up to 20% of your principal invested if the basket performance is less than zero percent.

•

Notes Bearish on the U.S. dollar, the Euro and the Japanese Yen—The basket performance will only be positive if, on average, the weighted value of the U.S. dollar, the Euro and the Japanese Yen (the “Bearish Currencies”) weaken relative to the weighted value of the South Korean won, the Indian rupee, the Indonesian rupiah, the Singaporean dollar and the New Taiwan dollar (the “Bullish Currencies”) over the term of the Notes. If, on average, the Bearish Currencies strengthen in value relative to the Bullish Currencies over the term of the Notes, the return on the Notes will be negative and therefore the payment at the maturity and the market value of the Notes will be adversely affected.

•

Notes Bullish on the South Korean won, the Indian rupee, the Indonesian rupiah, the Singaporean dollar and the New Taiwan dollar—The basket performance will only be positive if, on average, the value of the Bullish Currencies (the South Korean won, the Indian rupee, the Indonesian rupiah, the Singaporean dollar and the New Taiwan dollar) strengthen relative to the Bearish Currencies (U.S. dollar, the Euro and the Japanese Yen). If, on average, the Bullish Currencies weaken in value relative to the Bearish Currencies over the term of the Notes, the return on the Notes will be negative and therefore the market value of the Notes may be adversely affected.

•

Risks associated with Emerging Markets—Because the Notes are bullish on emerging market currencies, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand or supply for the basket components;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, especially those affecting the currency exchange rates composing the basket; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The currency exchange rates for each reference currency, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent as the reference or spot rate, which is determined by the calculation agent in accordance with the following:

(a) where the currency exchange rate is “USDTWD”, the New Taiwan dollar per U.S. dollar exchange rate; rate which appears on Reuters Screen TAIFX1 under the heading “Spot” at approximately 11 a.m. Taipei time;

(b) where the currency exchange rate is “USDIDR”, the Indonesian rupiah per U.S. dollar exchange rate; rate which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m. Singapore time;

(c) where the currency exchange rate is “USDINR”, the Indian rupee per U.S. dollar exchange rate; rate which appears on Reuters Screen RBIB at approximately 2:30 p.m. Mumbai time;

(d) where the currency exchange rate is “USDSGD”, the Singapore dollar per U.S. dollar exchange rate; rate which appears on Reuters Screen ABSIRFIX01 to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m. Singapore time;

(e) where the currency exchange rate is “USDKRW”, the Korean won per U.S. dollar exchange rate; rate which appears on Reuters Screen KFTC18 at approximately 3:30 p.m. Seoul time;

(f) where the currency exchange rate is “USDUSD”, the value will be set to 1;

(g) where the currency exchange rate is “USDEUR”, the Euro per U.S. dollar exchange rate; 1 divided by the rate which appears on Bloomberg page WMCO1 to the right of the caption “EUR” under the caption “MID” at approximately 4 p.m. London time; and

(h) where the currency exchange rate is “USDJPY”, the Japanese Yen per U.S. dollar exchange rate; rate which appears on Bloomberg page WMCO1 to the right of the caption “JPY” under the caption “MID” at approximately 4 p.m. London time.

If any of the Bloomberg pages or Reuters screens described above, or the successor page or screen thereto, is not available on the basket final valuation date, the applicable exchange rate will be calculated by the calculation agent as the arithmetic mean of the applicable offer-side spot quotations received by the calculation agent from two leading commercial banks (selected in the sole discretion of the calculation agent), for the relevant currencies. If these spot quotations are available from fewer than two banks, then the calculation agent shall determine whether such quotation is available and reasonable to be used. If no such spot quotation is available, the calculation agent shall determine the applicable currency exchange rate for such date.

Reference Levels

On February 23, 2010, the reference levels of the Bullish Currencies (USDTWD, USDIDR, USDINR, USDSGD, USDKRW) were 32.0560, 9,318.00, 46.1300, 1.4080 and 1,148.50 respectively and on February 23, 2010, the reference levels of the Bearish Currencies (USDUSD, USDEUR and USDJPY) were 1.00, 0.73689252 and 90.20 respectively.

Historical Information

The following graphs set forth the historical performance of the New Taiwan dollar, the Indonesian rupiah, the Indian rupee, the Singaporean dollar, the South Korean Won, the U.S. dollar, the Euro and the Japanese yen based on the daily, closing currency exchange rates from January 1, 2003 through February 23, 2010. We obtained the information regarding these closing currency exchange rates of the USDTWD, USDIDR, USDINR, USDSGD, USDKRW, USDUSD, USDEUR and USDJPY below from Bloomberg L.P.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance closing currency exchange rates of the USDTWD, USDIDR, USDINR, USDSGD, USDKRW, USDUSD, USDEUR and USDJPY should not be taken as an indication of future performance of the fixing rates, and no assurance can be given as to the reference levels on the basket final valuation date. We cannot give you assurance that the performance of the USDTWD, USDIDR, USDINR, USDSGD, USDKRW, USDUSD, USDEUR and USDJPY currency exchange rates will result in any return in addition to your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.